Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190497 and 333-187343) and Form S-8 (Nos. 333-190222, 333-163919 and 333-199120) of Oramed Pharmaceuticals Inc. of our report dated November 13, 2014 relating to the financial statements which appears in this Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
November 13, 2014

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O Box 50005 Tel-Aviv 6150001  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity